UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Inland Western Retail Real Estate Trust, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.
2901 BUTTERFIELD ROAD
OAK BROOK, ILLINOIS 60523
TELEPHONE: (630) 218-8000

July 23, 2009

Dear Stockholder:

On behalf of the Board of Directors, I cordially invite you to attend the 2009 annual meeting of stockholders of Inland Western Retail Real Estate Trust, Inc. The meeting will be held on October 13, 2009 at 10:00 a.m. Central Time, at our principal executive offices located at 2901 Butterfield Road, Oak Brook, Illinois 60523. I hope you will attend.

The accompanying notice of annual meeting of stockholders and proxy statement contain a description of the formal business to be acted upon by the stockholders. At this year’s meeting, you will be entitled to vote on the election of nine directors. I encourage you to read the accompanying materials carefully. Our directors and officers will be available at the meeting to answer any questions you may have.

It is important that your shares be represented at the meeting regardless of the size of your holdings. ACCORDINGLY, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING IN PERSON, I URGE YOU TO AUTHORIZE YOUR PROXY AS SOON AS POSSIBLE. You may do this by completing, signing and dating the enclosed proxy card and returning it promptly in the postage pre-paid envelope provided. You may also authorize a proxy through the Internet or by calling a toll-free telephone number, by following the procedures described in the attached proxy statement. Submitting your proxy card or authorizing a proxy via the Internet or via telephone will ensure that your shares will be represented at the meeting and voted in accordance with your wishes. If you attend the meeting, you may, if you wish, revoke your proxy and vote your shares in person.

Thank you for your continued support of and interest in our company. I and everyone at Inland Western Retail Real Estate Trust, Inc. wish you good health, happiness and prosperity.

Sincerely,

Robert D. Parks
Chairman

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
DATE: October 13, 2009
TIME:   10:00 a.m. (Central Time)
PLACE:  2901 Butterfield Road
Oak Brook, Illinois 60523

To Our Stockholders:

The purposes of the annual meeting are:

•                  Election of nine directors to hold office until our next annual meeting of stockholders and until their successors are elected and qualify; and

•                  To transact any other business as may properly come before the meeting or any adjournments or postponements of the meeting.

The Board of Directors has fixed the close of business on July 17, 2009 as the record date for determining stockholders of record entitled to notice of and to vote at the meeting.

A proxy statement and proxy card accompany this notice. We have previously provided you with a copy of our Annual Report on Form 10-K for the year ended December 31, 2008.

We hope to have the maximum number of stockholders present in person or by proxy at the meeting. To assure your representation at the meeting, please authorize your proxy by completing, signing, dating and mailing the enclosed proxy card. You may also authorize your proxy through the Internet or by calling a toll-free telephone number, by following the procedures described in the attached proxy statement.  YOUR COOPERATION IN PROMPTLY SUBMITTING YOUR PROXY WILL BE VERY MUCH APPRECIATED. For specific instructions, please refer to the instructions on the proxy card.

You may use the enclosed envelope which requires no further postage, if mailed in the United States, to return your proxy. If you attend the meeting, you may revoke your proxy and vote in person, if you desire.

By order of the Board of Directors,

Dennis K. Holland
Secretary

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.
2901 BUTTERFIELD ROAD
OAK BROOK, ILLINOIS 60523

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD OCTOBER 13, 2009

Our board of directors, or Board, is furnishing you this proxy statement to solicit proxies on its behalf to be voted at our 2009 annual meeting of stockholders to be held on October 13, 2009 at 10:00 a.m. Central Time at our principal executive offices at the address set forth above, and at any and all adjournments or postponements thereof, which we refer to as the Annual Meeting.  We encourage your participation in the voting at the Annual Meeting and solicit your support on each proposal to be presented.

This proxy statement and the accompanying proxy card are first being mailed to stockholders on or about July 30, 2009.

Unless the context otherwise requires, all references to “IWEST,” the “Company,” “our,” “we” and “us” in this proxy statement relate to Inland Western Retail Real Estate Trust, Inc. and those entities owned or controlled directly or indirectly by us.  The mailing address of our principal executive offices is 2901 Butterfield Road, Oak Brook, Illinois 60523 and our telephone number is (630) 218-8000.

STOCKHOLDERS ARE URGED TO READ AND CONSIDER CAREFULLY THE INFORMATION CONTAINED IN THIS PROXY STATEMENT.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON OCTOBER 13, 2009.

The proxy statement is available at www.inland-western.com/2009Proxy.pdf, and the annual report on Form 10-K for the year ended December 31, 2008 is available at www.inland-western.com/2008AnnualReport.pdf.

INSTRUCTION GUIDE FOR AUTHORIZING YOUR PROXY

THREE EASY WAYS TO AUTHORIZE YOUR PROXY WITHOUT ATTENDING

OUR ANNUAL MEETING

Authorize Your Proxy by Mail

Simply mark, sign, date and return the enclosed proxy card as promptly as possible in the prepaid-postage envelope enclosed.

Authorize Your Proxy by Telephone

It is fast, convenient, and your vote is immediately confirmed and posted. Using a touch-tone phone, call the toll free number, 1-800-868-5614, which is also shown on your proxy card.

Just Follow These Four Easy Steps:

•                  Read the accompanying proxy statement and proxy card;

•                  Call the toll-free number provided on your proxy card;

•                  Enter your CONTROL NUMBER located on your proxy card; and

•                  Follow the simple recorded instructions.

Your vote is important!
Call 24 hours a day

Authorize Your Proxy by Internet

It is fast, convenient, and your vote is immediately confirmed and posted. Using a computer, simply go to the designated website for our stockholders:

www.proxyvoting.com/INWEST

Just Follow These Four Easy Steps:

•                  Read the accompanying proxy statement and proxy card;

•                  Go to the website www.proxyvoting.com/INWEST;

•                  Enter your CONTROL NUMBER located on your proxy card; and

•                  Follow the simple instructions.

Your vote is important!

Go to www.proxyvoting.com/INWEST 24 hours a day

INFORMATION ABOUT THE ANNUAL MEETING

Information about the Annual Meeting

Our Annual Meeting will be held on October 13, 2009 at 10:00 a.m. Central Time at 2901 Butterfield Road, Oak Brook, Illinois 60523. Please contact our Director of Investor Relations, Dione K. McConnell, at (630) 218-8000 or via email at mcconnell@inland-western.com if you plan to attend. Additionally, please contact Morrow & Co., LLC at 1-800-573-4804 if you have any questions with respect to authorizing a proxy to vote your shares at the Annual Meeting.

Information about this Proxy Statement

We sent you this proxy statement and the proxy card on behalf of our Board who is soliciting a proxy from you to vote your shares at the Annual Meeting.  This proxy statement contains information we are required to provide to you and is designed to assist you in voting your shares.  On or about July 30, 2009, we will begin mailing the proxy materials to all stockholders of record as of the close of business on July 17, 2009, the record date fixed by our Board for determining the holders of record of our common stock, $.001 par value per share, entitled to notice of and to vote at the Annual Meeting.  Each of the outstanding shares of common stock, as of the record date, is entitled to one vote on all matters to be voted upon at the Annual Meeting.  On the record date, there were 481,164,047 shares of common stock issued and outstanding.

Proposals to be Considered by You at the Annual Meeting

At the Annual Meeting, we will be asking you to:

PROPOSAL 1:                    Elect nine directors.

Information about Voting

VOTING OF PROXIES - Each executed and timely returned proxy will be voted in accordance with the directions indicated on it. Each stockholder giving a proxy has the power to revoke it at any time before the shares it represents are voted by giving written notice of the revocation to our Secretary, by delivering a later-dated proxy (which automatically revokes the earlier proxy), or by voting in person at the Annual Meeting. Except for “broker non-votes” described below, executed but unmarked proxies will be voted by the person(s) named thereon (i) for the election of the nominees named herein as directors (or a substitute for a nominee if such nominee is unable or refuses to serve); and (ii) in the discretion of such person(s) upon such matters not presently known or determined that properly may come before the Annual Meeting.

AUTHORIZATION OF PROXIES ELECTRONICALLY VIA THE INTERNET - Stockholders may authorize a proxy to vote via the Internet at the www.proxyvoting.com/INWEST until 11:59 p.m. Eastern Time, on October 12, 2009. The Internet proxy authorization procedures are designed to authenticate the stockholders’ identity and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.

AUTHORIZATION OF PROXIES VIA TOUCH-TONE TELEPHONE — Stockholders may authorize a proxy to vote via touch-tone telephone by calling the toll-free phone number provided on their proxy card until 11:59 p.m. Eastern Time, on October 12, 2009. The touch-tone telephone proxy authorization procedures are designed to authenticate the stockholders’ identity and to allow stockholders to authorize a proxy to vote their shares and confirm that their instructions have been properly recorded.

Please refer to the proxy card enclosed for voting instructions. If you choose not to authorize your proxy by touch-tone telephone or over the Internet, please complete and return the paper proxy card in the pre-addressed, postage-paid envelope provided with this proxy statement.

Quorum; Abstentions and Broker Non-Votes

We have hired an independent proxy solicitor, Morrow & Co., LLC,  to solicit proxies on the Board’s behalf with respect to the matters to be voted upon at the Annual Meeting. Votes cast by proxy or in person at the Annual Meeting will be tabulated by an inspector of election appointed by us. The inspector will determine whether or not a quorum is present. Presence in person or by proxy at the Annual Meeting of holders of a majority of our outstanding shares constitutes a quorum. Abstentions and broker non-votes will count toward the presence of a quorum but will not be counted as votes cast, although abstentions and broker non-votes will have the effect of votes against the election of directors.  A “broker non-vote” occurs when a nominee (such as a custodian or bank) holding shares for a beneficial owner returns a signed proxy but does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Number of Votes Necessary for each Proposal to be Approved

•                                          Election of directors: Provided a quorum is present, the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote is required for the election of each of the nine directors to be elected at the Annual Meeting. There are no cumulative voting rights in the election of directors.

PLEASE VOTE YOUR SHARES BY AUTHORIZING YOUR PROXY BY TELEPHONE, VIA THE INTERNET OR BY COMPLETING, SIGNING AND DATING THE ACCOMPANYING PROXY CARD AND RETURNING IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

Costs of Proxies

We will bear all expenses incurred in connection with the solicitation of proxies. Our officers, directors and employees may solicit proxies by mail, personal contact, letter, telephone, telegram, facsimile or other electronic means. They will not receive any additional compensation for those activities, but they may be reimbursed for their out-of-pocket expenses. In addition, we have hired Morrow & Co., LLC to solicit proxies on our behalf. We expect that the fee of soliciting proxies on our behalf will be approximately $5,500 plus costs and expenses.

Other Matters

As of the date of this proxy statement, the above-referenced proposals are the only matters we are aware of that are to be acted upon at the Annual Meeting. If any other matter should properly come before the Annual Meeting for which we did not receive proper notice, in accordance with the requirements of our bylaws, the persons appointed by you in your proxy will vote on those matters in accordance with the recommendation of the Board, or, in the absence of such a recommendation, in accordance with their discretion. The affirmative vote of a majority of the votes cast on any such other matter will be required for approval.

Where You Can Find More Information About Us

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities. Our SEC filings are also available to the public on the website maintained by the SEC at “http://www.sec.gov.”

Information to Rely Upon when Casting your Vote

You should rely only on the information contained in this proxy statement or incorporated by reference herein. No person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference in this proxy statement in connection with the solicitation made by this proxy statement and, if given or made, the information or representations must not be relied upon as having been authorized by us. The delivery of this proxy statement will not, under any circumstances, create an implication that there has not been a change in the facts set forth in this proxy statement or in our affairs since the date of this proxy statement. This proxy statement does not constitute a solicitation by anyone in any jurisdiction in which the solicitation is not authorized or in which the person making the solicitation is not qualified to do so or to anyone to whom it is unlawful to make a solicitation.

ELECTION OF DIRECTORS

PROPOSAL NO. 1: ELECTION OF NINE INDIVIDUALS TO SERVE AS DIRECTORS TO HOLD OFFICE UNTIL THE NEXT ANNUAL MEETING OF STOCKHOLDERS AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFY.

Our current governing charter requires us to have at least three, but not more than eleven directors.  Our Board currently consists of nine individuals. Although we are not listed on the New York Stock Exchange, after an evaluation, we believe that all of the directors would satisfy the definition of “independent” under the New York Stock Exchange’s listing standards, except for Robert D. Parks, Brenda G. Gujral and Kenneth E. Masick.

The election of members of the Board is conducted on an annual basis. Each individual elected to the Board serves a one-year term and until his or her successor is elected and qualifies. Accordingly, the term of office of each of our current directors will expire at the Annual Meeting.  At that meeting each current director will be nominated to stand for reelection as a director to hold office until our Annual Meeting to be held in 2010 and until his/her successor is elected and qualifies. We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected. However, should any nominee be unable or unwilling to accept the office of director, and if the Board shall designate a substitute nominee, the persons named as proxies will vote for the election of the substitute nominee designated by the Board, and if none, for such other persons as they shall determine. Seven of our current directors have been directors since 2003, and two of our current directors have been directors since January 1, 2008. Information regarding the business experience of each nominee is provided below based upon information furnished to us by the individuals named.

Nominees for Election as Directors

The following sets forth information with regard to the nominees for election to our Board, with ages set forth as of January 1, 2009.

NAME, POSITIONS WITH IWEST AND AGE	BUSINESS EXPERIENCE

FRANK A. CATALANO, JR. Director since 2003 Age 48

Frank A. Catalano, Jr. has been one of our directors since our inception on March 5, 2003.  He has served as President of Catalano & Associates since 1999.  Catalano & Associates is a real estate company that includes brokerage, property management and rehabilitation and leasing of office buildings.  Mr. Catalano’s experience also includes mortgage banking.  Since February 1, 2008, he has been with Integrus Lending Partners as their managing partner.  From 2002 until August 2007, he was a Vice President of American Home Mortgage Company.  He also was President and Chief Executive Officer of CCS Mortgage, Inc. from 1995 through 2000.

Mr. Catalano is a member of the Elmhurst Chamber of Commerce and its past chairman of the board.  He is also a member of the Elmhurst Jaycees, Elmhurst Memorial Healthcare Board of Governors and Elmhurst Kiwanis.  Mr. Catalano holds a mortgage banker’s license.

KENNETH H. BEARD Director since 2003 Age 68

Kenneth H. Beard has been one of our directors since our inception on March 5, 2003.  He is President and Chief Executive Officer of KHB Group, Inc and Midwest Mechanical Construction, mechanical engineering and construction service companies.  From 1999 to 2002 he was President and Chief Executive Officer of Exelon Services, a subsidiary of Exelon Corporation, where he had responsibility for financial performance including being accountable for creating business strategy, growing the business through acquisition, integrating acquired companies and developing infrastructure for the combined acquired businesses.  Prior to that position, from 1974 to 1999, Mr. Beard was the founder, President and Chief Executive Officer of Midwest Mechanical, Inc., a heating, ventilation and air conditioning company providing innovative and cost effective construction services and solutions for commercial, industrial, and institutional facilities.  From 1964 to 1974, Mr. Beard was employed by The Trane Company, a manufacturer of heating, ventilating and air conditioning equipment having positions in sales, sales management and general management.

Mr. Beard holds a MBA and BSCE from the University of Kentucky and is a licensed mechanical engineer.  He is past chairman of the foundation board of the Wellness House in Hinsdale, Illinois, a cancer support organization and serves on the Dean’s Advisory Council of the University of Kentucky, School of Engineering.  Mr. Beard is a past member of the Oak Brook, Illinois, Plan Commission (1981 to 1991) and a past board member of Harris Bank, Hinsdale, Illinois (1985-2004).

PAUL R. GAUVREAU Director since 2003 Age 69

Paul R. Gauvreau has been one of our directors since our inception on March 5, 2003.  He is the retired Chief Financial Officer, Financial Vice President and Treasurer of Pittway Corporation, a New York Stock exchange listed manufacturer and distributor of professional burglar and fire alarm systems and equipment from 1966 until its sale to Honeywell, Inc. in 2001.  He was President of Pittway’s non-operating real estate and leasing subsidiaries through 2001.  He was a financial consultant to Honeywell, Inc., Genesis Cable, L.L.C. and ADUSA, Inc.  He was a director and audit committee member of Cylink Corporation, a NASDAQ Stock Market listed manufacturer of voice and data security products from 1998 until its merger with Safenet, Inc. in February 2003.

Mr. Gauvreau holds a MBA from the University of Chicago and a BSC from Loyola University of Chicago.  He is on the Board of Trustees and Chairman of the Finance Committee and Treasurer of Benedictine University, Lisle, Illinois and a member of the board of directors and Vice President of the Children’s Brittle Bone Foundation, Pleasant Prairie, Wisconsin.

GERALD M. GORSKI Director since 2003 Age 65

Gerald M. Gorski has been one of our directors since July 1, 2003.  He has been a Partner in the law firm of Gorski & Good, Wheaton, Illinois since 1978.  Mr. Gorski’s practice is limited to governmental law.  His firm represents numerous units of local government in Illinois and Mr. Gorski has served as a Special Assistant State’s Attorney and Special Assistant Attorney General in Illinois.  He received a B.A from North Central College with majors in Political Science and Economics and a J.D. from DePaul University Law School where he was placed on the Deans Honor List.  Mr. Gorski serves as the Vice Chairman of the Board of Commissioners for the DuPage Airport Authority.  Further, Mr. Gorski has also served as Chairman of the Board of Directors of the DuPage National Technology Park.  He has written numerous articles on various legal issues facing Illinois municipalities; has been a speaker at a number of municipal law conferences and is a member of the Illinois Bar Association, the Institute for Local Government Law and the International Municipal Lawyers Association.

RICHARD P. IMPERIALE Director since 2008 Age 49

Richard P. Imperiale has been a director since January 2008 and is President and founder of the Uniplan Companies, a Milwaukee, Wisconsin based investment advisory holding company.  Uniplan and its affiliates manage and advise over $500 million in client accounts.  Uniplan specializes in providing clients with consistently superior risk-adjusted returns managing equity, REIT and specialty portfolios.  Mr. Imperiale started his career as a credit analyst for the First Wisconsin National Bank (now U.S. Bank).  In 1983, Mr. Imperiale joined B.C. Ziegler & Company, a Midwest regional brokerage firm where he was instrumental in the development of portfolio strategies for one of the first hedged municipal bond mutual funds in the country. In 1984, Mr. Imperiale founded Uniplan, Inc., with the objective of managing investment portfolios to achieve the greatest long-term risk-adjusted return for conservative institutional clients. Mr. Imperiale is widely quoted in local and national media on matters pertaining to investments and is a regular guest on CNNfn’s Power Lunch.  He has appeared on Bloomberg News, CNBC and is a frequent guest on the syndicated radio talk show, Money Sense.  He authored the book Real Estate Investment Trusts: New Strategies For Portfolio Management, published by John Wiley & Sons, 2002.

He attended Marquette University Business School where he received a B.S. in Finance.  In addition, Mr. Imperiale completed the postgraduate lecture series in corporate finance at the University of Chicago Graduate School of Business and received a certificate in legal research from Concordia University.

KENNETH E. MASICK Director since 2008 Age 63

Kenneth E. Masick has been one of our directors since January 2008. He was a Partner of Wolf & Company LLP, certified public accountants from its formation in 1978 until his retirement in April 2009.  That firm, one of the largest in the Chicago area, specializes in audit, tax and consulting services to privately owned businesses.  Mr. Masick was Partner-in-Charge of the firm’s audit and accounting department and was responsible for the firm’s quality control.  His accounting experience also includes forecasts and projects, feasibility studies and due diligence activities on acquisitions.  Mr. Masick has been in public accounting since his graduation from Southern Illinois University in 1967.  He is also licensed as a General Securities Representative.  Mr. Masick is a member of the American Institute of Certified Public Accounts and the Illinois CPA Society. Mr. Masick also holds Series 7, 24, 27 and 63 licenses from FINRA.  He also was treasurer and director of Wolf Financial Management LLC, a securities broker-dealer firm.

BARBARA A. MURPHY Director since 2003 Age 71

Barbara A. Murphy has been one of our directors since July 1, 2003.  She is the Chairwoman of the DuPage Republican Party.  Ms. Murphy is also a member of Illinois Motor Vehicle Review Board and a member of Matrimonial Fee Arbitration Board.  Ms. Murphy is a former Milton Township Trustee and a committeewoman for Milton Township Republican Central Committee.  Ms. Murphy previously served as State Central Committeewoman for the Sixth Congressional District and has also served on the DuPage Civic Center Authority Board, the DuPage County Domestic Violence Task Force and the Illinois Toll Highway Advisory Committee.  Ms. Murphy is a founding member of the Family Shelter Service Board.  As an active volunteer for Central DuPage Hospital, she acted as the “surgery hostess” (cared for families while a family member was undergoing surgery).  Ms. Murphy was a department manager and buyer for J.W. Robinson’s and Bloomingdale’s and the co-owner of Daffy Down Dilly Gift Shop.

ROBERT D. PARKS Chairman of the Board and Director since our formation in 2003 Age 64

Robert D. Parks has been our Chairman of the Board and a director since our inception on March 5, 2003.  He is a director of The Inland Real Estate Group of Companies, Inc. and one of its four original principals; Chairman of the Board of Inland Real Estate Investment Corporation (IREIC); a director of Inland Securities Corporation; and a director of Inland Investment Advisors, Inc.  Mr. Parks is Chairman of the Board and a director of Inland American Real Estate Trust, Inc. and formerly President, Chief Executive Officer and a director of Inland Real Estate Corporation.  He is also a director of Inland Real Estate Exchange Corporation.

Mr. Parks is responsible for the ongoing administration of existing investment programs, corporate budgeting and administration for IREIC.  He oversees and coordinates the marketing of all investments and investor relations.

Prior to joining the Inland organization, Mr. Parks taught in Chicago’s public schools.  He received his B.A. from Northeastern Illinois University and his M.A. from the University of Chicago.  He is a registered Direct Participation Program Limited Principal with the Financial Industry Regulatory Association (FINRA).  He is a member of the Real Estate Investment Association, the Financial Planning Association, the Foundation for Financial Planning as well as a member of the National Association of Real Estate Investment Trusts.

BRENDA G. GUJRAL Director since our formation in 2003 Age 66

Brenda G. Gujral has been one of our directors since our inception and previously served as our President and Chief Executive Officer until November 15, 2007.  She is also President, Chief Executive Officer and a director of IREIC. She is President, Chief Operating Officer and a director of Inland Securities Corporation - a member firm of FINRA.  Ms. Gujral is a director of Inland Investment Advisors, Inc.; Chairman of the Board of Inland Real Estate Exchange Corporation; and President and a director of Inland American Real Estate Trust, Inc.

Ms. Gujral has been with the Inland organization for twenty-six years, becoming an officer in 1982.  Prior to joining Inland, she worked for the Land Use Planning Commission establishing an office in Portland, Oregon, to implement land use legislation for that state.  She is a graduate of California State University.  She holds Series 7, 22, 39 and 63 licenses from FINRA and she is a licensed real estate salesperson.  Ms. Gujral is a member of the National Association of Real Estate Investment Trusts.

THE BOARD’S RECOMMENDATION

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE

FOR

FRANK A. CATALANO, JR.,
KENNETH H. BEARD,
PAUL R. GAUVREAU,
GERALD M. GORSKI,

RICHARD P. IMPERIALE,

KENNETH E. MASICK,
BARBARA A. MURPHY,
ROBERT D. PARKS, AND
BRENDA G. GUJRAL

ITS NOMINEES FOR ELECTION AS DIRECTORS

TO SERVE UNTIL THE NEXT ANNUAL MEETING OF STOCKHOLDERS

AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFY.

Vote Required

The vote of a majority of the shares of our stock entitled to vote, present in person or by proxy at a meeting at which a quorum is present, is necessary for the election of each of the nine directors to be elected at the Annual Meeting. There are no cumulative voting rights in the election of directors. For purposes of the election of directors, abstentions and broker non-votes will have the effect of a vote against the proposal, although, as mentioned, they will count toward the presence of a quorum.

Board Meetings in 2008

Our Board met nine times during 2008. Each director who was a director during 2008 attended more than 75% of the total number of meetings of the Board and each Committee on which he or she served. We do not have a policy with regard to Board members’ attendance at annual stockholder meetings. However, each director who was a director at such time attended the 2008 Annual Meeting.

Committees of the Board of Directors

Our bylaws provide that our Board shall designate an Audit Committee and may establish such other committees as the Board believes appropriate. The Board will appoint the members of the committee in the Board’s discretion. The Board has established the following four standing committees described below, in addition to such other committees it deems appropriate.

Audit Committee.  Our Board has established an Audit Committee comprised of Messrs. Beard and Gauvreau; in addition, Mr. Masick was appointed to the Audit Committee effective January 2008 and Mr. Gorski was a member of the Audit Committee until January 2008. Mr. Gauvreau serves as the Chair of the Audit Committee and qualifies as our “financial expert” under the SEC rules. Although we are not listed on the New York Stock Exchange, after an evaluation by the Audit Committee, we believe that each of the members, or former members (as applicable), of the Audit Committee, with the exception of Mr. Masick, would satisfy the definition of “independent” under the New York Stock Exchange’s listing standards. Mr. Masick was, until his retirement in April 2009, an audit partner with Wolf & Company LLP, the firm that audited the financial statements of the property management companies acquired by us in the internalization on November 15, 2007. However, our Board believes that his experience is best suited to serve as a member of the Audit Committee.

The Audit Committee is responsible for the engagement of our independent registered public accounting firm, reviewing the plans and results of the audit engagement with our independent registered public accounting firm, approving services performed by, and the independence of, our independent registered public accounting firm, considering the range of audit and non-audit fees, and consulting with our independent registered public accounting firm regarding the adequacy of our internal accounting controls. The Audit Committee held five meetings during 2008.

Audit Committee Report.  The Audit Committee of the Board is responsible for providing independent, objective oversight of our accounting functions and internal controls. The Audit Committee is currently composed of three directors. Although we are not listed on the New York Stock Exchange, each of the current members of the Audit Committee would satisfy the definition of “independent” under the New York Stock Exchange’s listing standards with the exception of Mr. Masick. The Audit Committee operates under a written charter approved by the Board of Directors. A copy of the charter is available on our website at www.inlandwestern.com.

Management is responsible for our internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements and an audit of the effectiveness of our internal control over financial reporting as of December 31, 2008, in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee met with management and the independent registered public accounting firm to review and discuss the December 31, 2008 audited financial statements and management’s assessment of the effectiveness of internal control over financial reporting. The Audit Committee also discussed with the independent registered public accounting firm the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received written disclosures and the letters from the independent registered public accounting firm required by Rule 3526 of the Public Company Accounting Oversight Board (United States) (Communication with Audit Committees Concerning Independence), and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.

Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm, and the Audit Committee’s review of the representations of management and the independent registered public accounting firm, the Audit Committee recommended that the Board include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC.

The members of the Audit Committee of our Board are:

Kenneth H. Beard

Paul R. Gauvreau

Kenneth E. Masick

Executive Compensation Committee.  Effective as of December 11, 2007, our Board established an Executive  Compensation Committee comprised of Mr. Catalano, Mr. Imperiale, Ms. Gujral and Ms. Murphy.  Mr. Catalano serves as the chair of the Executive Compensation Committee.  Although we are not listed on the New York Stock Exchange, each of the members of the Executive Compensation Committee would satisfy the definition of “independent” under the New York Stock Exchange’s listing standards, other than Ms. Gujral. The Executive Compensation Committee operates under a written charter approved by the Board of Directors. A copy of the charter is available on our website at www.inlandwestern.com.

The Executive Compensation Committee makes recommendations to our Board concerning compensation policies and programs, including salaries and incentive compensation, for our executive officers, and administers our employee benefit plans.  The Executive Compensation Committee held eleven meetings during 2008. The Executive Compensation Committee has not delegated its authority to others. It is likely that our chief executive officer will provide input into executive compensation decisions. We have not hired a compensation consultant to assist the Executive Compensation Committee in determining compensation for 2009.

Compensation Committee Interlocks and Insider Participation.  The members of the Executive Compensation Committee are set forth above.  There are no matters related to compensation committee interlocks or insider participation that the company is required to report.

Nominating and Corporate Governance Committee.  Effective as of December 11, 2007, our Board established a Nominating and Corporate Governance Committee, or Nominating Committee, comprised of Messrs. Gorski, Imperiale and Parks.  Mr. Gorski serves as the chair of the Nominating Committee.  Although we are not listed on the New York Stock Exchange, each of the Members of the Nominating Committee would satisfy the definition of “independent” under the New York Stock Exchange’s listing standards, other than Mr. Parks. The Nominating Committee operates under a written charter approved by the Board of Directors. A copy of the charter is available on our website at www.inlandwestern.com. The Nominating Committee held two meetings during 2008. The Board of Directors will consider for recommendation to the Board nominations made by stockholders that comply with the procedures described below under the caption “Advance Notice Procedures for Making Director Nominations and Stockholder Proposals.”

Once one of the members of the Nominating Committee has identified a possible nominee (whether through a recommendation from a stockholder or otherwise), the Nominating Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on the information provided to the Nominating Committee when the candidate is recommended, the Nominating Committee’s own knowledge of the prospective candidate and information, if any, obtained by the Nominating Committee’s inquiries. The preliminary determination is based primarily on the need for additional Board members to fill vacancies, expand the size of the Board of Directors or obtain representation in market areas without Board representation and the likelihood that the candidate can satisfy the evaluation factors described below. If the members of the Nominating Committee determine that additional consideration is warranted, the Nominating Committee may gather additional information about the candidate’s background and experience. The members of the Nominating Committee then evaluate the prospective nominee against the following standards and qualifications:

•                  Achievement, experience and independence;

•                  Wisdom, integrity and judgment;

•                  Understanding of the business environment; and

•                  Willingness to devote adequate time to Board duties.

The members of the Nominating Committee also consider such other relevant factors as they deem appropriate, including the current composition of the Board, the need for audit committee or other expertise and the evaluations of other candidates. In connection with this evaluation, the members of the Nominating Committee determine whether to interview the candidate. If the members of the Nominating Committee decide that an interview is warranted, one or more of those members, and others as appropriate, interview the candidate in person or by telephone. After completing this evaluation and interview, the full Board would nominate such candidates for election. Messrs. Imperiale and Masick were initially recommended and elected by the full Board in 2007.

Independent Directors Committee.  On April 14, 2009, the Board established the Independent Directors Committee, or Independent Committee.  The Independent Committee is made up of all of the members of the Board who are determined to be “independent” by the Nominating Committee.  Currently, all of the Directors, except Mr. Parks and Ms. Gujral, serve on the Independent Committee.  The Independent Committee must meet at least twice a year.  Its purpose is to assist the Board in discharging the Board’s responsibilities relating to reviewing, authorizing, approving, ratifying and monitoring all related party transactions, agreements and relationships.  In particular, the Independent Committee will be responsible for evaluating, negotiating and concluding (or rejecting) any proposed contract or transaction with a related party; monitoring the performance of all related party contracts or transactions entered into; and determining whether existing and proposed related party contracts and transactions are fair and reasonable to the Company.  The Independent Committee operates under a written charter approved by the Board of Directors.  A copy of the charter is available on our website at www.inlandwestern.com.

Corporate Governance Documents

On October 12, 2004, our Board unanimously adopted the following corporate governance documents:

•                  Code of Business Conduct and Ethics,

•                  Nonretaliation Policy; and

•                  Complaint Procedures for Accounting and Auditing Matters.

Subsequently, on May 13, 2008, our Board of Directors unanimously adopted the following:

•                  Guidelines on Corporate Governance

•                  Board of Directors Member Job Description

The Code of Business Conduct and Ethics is applicable to all employees of the Company, including the Chief Executive Officer and Chief Financial Officer, and to the Company’s Board of Directors.  The Code of Business Conduct and Ethics is publicly available on the Company’s website at www.inland-western.com.

Stockholder Communications

We have not adopted a formal process for stockholder communications with our Board. Every effort has been made to ensure that the views of stockholders are heard by our Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. Stockholders are free to contact any director or executive officer directly by writing in care of us, or by writing to Mr. Dennis K. Holland, our General Counsel and Secretary, at 2901 Butterfield Road, Oak Brook, IL 60523, or by sending an email to Mr. Holland at holland@inland-western.com. Stockholders can contact the Audit Committee directly by sending a letter to Mr. Paul R. Gauvreau, in care of us at 2901 Butterfield Road, Oak Brook, IL 60523.

All communications received as set forth in the preceding paragraph will be opened by the office of the General Counsel for the sole purpose of determining the nature of the communications. Communications that constitute advertising, promotions of a product or service, or patently offensive material will not be forwarded to the directors. Other communications will be forwarded promptly to the addressee or addressees.

Director Compensation

Base Compensation.  Beginning January 1, 2008, each director (other than Mr. Parks and Ms. Gujral, who are not entitled to receive any compensation for their service on the Board of Directors or any of its committees) will receive an annual director fee of $40,000. The chairman of the Audit Committee will receive an additional annual fee of $10,000, and the chairmen of the Executive Compensation Committee and the Nominating and Corporate Governance Committee will receive an additional annual fee of $5,000. In addition, each director will receive $1,000 for attending in person or $750 for attending via telephone, each meeting of the Board, and $500 for attending, whether in person or via telephone, each committee meeting.  Members of the Special Committee received $1,000 for attending each meeting, whether in person or via telephone, of the Special Committee.

Independent Director Stock Option Plan. We have an Independent Director Stock Option Plan under which non-employee directors, as defined under Rule 16b-3 of the Exchange Act, are eligible to participate. Only those directors who are not employees of The Inland Group, Inc. or its affiliates are eligible to participate in this plan.

We have authorized and reserved a total of 75,000 shares of our common stock for issuance under our Independent Director Stock Option Plan. The number and type of shares which could be issued under the plan may be adjusted if we are the surviving entity after a reorganization or merger or if our stock splits or is consolidated or we are recapitalized. If this occurs, the exercise price of the options will be correspondingly adjusted.

Under our Independent Director Stock Option Plan, prior to January 1, 2008, each non-employee director was entitled to be granted an option to acquire 3,000 shares as of the date they became a director and an option to acquire an additional 500 shares on the date of each annual stockholders’ meeting, commencing with the annual meeting in 2004, so long as the director remains a member of the Board on such date. Options granted during our initial offering period are all currently exercisable at $8.95 per share. Subsequent to our initial offering period, options granted as of each annual stockholders’ meeting become fully exercisable on the second anniversary of the date of grant at the fair market value of a share on the last business day preceding the date of each annual meeting.

Beginning January 1, 2008, each non-employee director will be entitled to be granted an option under our Independent Director Stock Option Plan to acquire 5,000 shares as of the date they initially become a director. At the time of this change, all non-employee directors, other than Messrs. Imperiale and Masick, had previously received their initial grants of options, and Messrs. Imperiale and Masick received their initial grants of options on January 1, 2008. In addition, each non-employee director will be entitled to be granted an option to acquire an additional 5,000 shares on the date of each annual stockholders’ meeting, commencing with the annual meeting in 2008, so long as the director remains a member of the Board on such date. All such options will be granted at the fair market value of a share on the last business day preceding the date of each annual stockholders’ meeting and will become fully exercisable on the second anniversary of the date of grant.

As of December 31, 2008, no options to acquire shares had been exercised or expired and options to acquire 70,000 shares were outstanding, of which options for 25,832 shares were exercisable.

Options granted under the Independent Director Stock Option Plan are exercisable until the first to occur of:

•                  the tenth anniversary of the date of grant,

•                  the removal for cause of the director as a director, or

•                  three months following the date the director ceases to be a director for any other reason except death or disability.

The options may be exercised by payment of cash or through the delivery of our common stock. They are generally exercisable in the case of death or disability for a period of one year after death or the disabling event, provided that the death or disabling event occurs while the person is a director. However, if the option is exercised within the first six months after it becomes exercisable, any shares issued pursuant to such exercise may not be sold until the six month anniversary of the date of the grant of the option. Notwithstanding any other provisions of the Independent Director Stock Option Plan to the contrary, no option issued pursuant thereto may be exercised if such exercise would jeopardize our status as a REIT under the Code.

No option may be sold, pledged, assigned or transferred by a director in any manner otherwise than by will or by the laws of descent or distribution.

Upon our dissolution, liquidation, reorganization, merger or consolidation as a result of which we are not the surviving corporation, or upon sale of all or substantially all of our property, the Independent Director Stock Option Plan will terminate, and any outstanding unexercised options will terminate and be forfeited. However, holders of options may exercise any options that are otherwise exercisable immediately prior to the dissolution, liquidation, reorganization, merger or consolidation. Additionally, our Board may provide for any or all of the following alternatives:

•                  for the assumption by the successor corporation of the options previously granted or the substitution by the corporation for the options covering the stock of the successor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and exercise prices;

•                  for the continuance of the Independent Director Stock Option Plan by such successor corporation in which event the Independent Director Stock Option Plan and the options will continue in the manner and under the terms so provided; or

•                  for the payment in cash or common stock in lieu of and in complete satisfaction of the options.

The following table sets forth a summary of the compensation we paid to our directors during 2008:

	Fees
	Earned or			Non-Equity	Change in Pension
	Paid in	Stock	Option	Incentive Plan	Value and Nonqualified	All Other
	Cash	Awards	Awards	Compensation	Deferred Compensation	Compensation	Total
Name (a)	($) (b)	($) (c)	($) (d)	($) (e)	Earnings ($) (f)	($) (g)	($) (h)
Frank A. Catalano, Jr.	66,750	—	720	—	—	—	67,470
Richard P. Imperiale	61,500	—	2,371	—	—	—	63,871
Paul R. Gauvreau	60,500	—	720	—	—	—	61,220
Gerald M. Gorski	55,250	—	720	—	—	—	55,970
Barbara A. Murphy	54,500	—	720	—	—	—	55,220
Kenneth E. Masick	52,000	—	2,371	—	—	—	54,371
Kenneth H. Beard	49,750	—	720	—	—	—	50,470
Robert D. Parks (1)	—	—	—	—	—	—	—
Brenda G. Gujral (1)	—	—	—	—	—	—	—

(1) Mr. Parks and Ms. Gujral do not receive any fees or other remuneration for serving as our directors.

OUR EXECUTIVE OFFICERS

Biographies of our Executive Officers

Our executive officers are appointed by, and serve at the discretion of, the Board. They will continue to serve in their respective offices until they resign or their successors are elected and qualify.  None of our executive officers has a written severance agreement with us.  The only executive officer who currently has an employment agreement with the Company is Dennis K. Holland.  See the discussion under “Executive Compensation — Compensation Discussion and Analysis” herein.  The following sets forth information regarding our executive officers, with ages set forth as of January 1, 2009:

NAME, POSITIONS WITH IWEST AND AGE	BUSINESS EXPERIENCE

MICHAEL J. O’HANLON Chief Executive Officer and President since November 15, 2007 Age 57

Michael J. O’Hanlon became our Chief Executive Officer and President on November 15, 2007.  He joined Inland in 2005 as Senior Vice President, Director of Asset Management with IREIC, the sponsor of all Inland’s REITs.  As Director of Asset Management he was responsible for coordinating the strategic direction and value enhancement of the combined portfolio of assets of Inland’s unlisted REITs and partnerships.  As a member of IREIC’s senior advisory committee, he was instrumental in the creation and expansion of the REIT’s institutional and development joint venture platforms, in addition to steering the focused asset management strategy of Inland Western’s portfolio.

Mr. O’Hanlon has more than 30 years of real estate industry experience in areas such as asset and property management, capital markets, joint ventures, loan restructuring, and real estate development and real estate brokerage.

Prior to joining Inland, Mr. O’Hanlon was the Executive Vice President and Regional Managing Director at Grubb & Ellis in Chicago, where he supervised all lines of business in the Midwest region, including the operations of five company offices and fifteen affiliate offices.  He has also held senior positions with Cushman & Wakefield, Balcor, and was formerly a senior credit officer in the real estate corporate lending group at Citibank.  He earned a MBA in Finance from Columbia University and a B.S. in Accounting from Fordham University.  He is a member of the National Association of Real Estate Investment Trusts (NAREIT) and the International Council of Shopping Centers (ICSC), and was previously a member of the Urban Land Institute (ULI).

STEVEN P. GRIMES Chief Operating Officer and Chief Financial Officer since November 15, 2007 Age 42

Steven P. Grimes became our Chief Operating Officer and Chief Financial Officer on November 15, 2007.  He joined Inland as Chief Financial Officer of Inland Western Retail Real Estate Advisory Services, Inc., our former business manager/advisor, in February 2004.  Since that time, Mr. Grimes has held the positions of our Principal Financial Officer and Treasurer.  During his time as Principal Financial Officer, Mr. Grimes oversaw the acquisition of over $8.3 billion in real estate assets and over $4.3 billion in financings and has led our SEC and Sarbanes Oxley compliance efforts.  Prior to joining the Inland organization, Mr. Grimes was a Director with Cohen Financial, a mortgage brokerage firm, and was a senior manager with Deloitte in their Chicago-based real estate practice.  Mr. Grimes received his B.S. in Accounting from Indiana University and is a Certified Public Accountant (CPA).  He is a member of the NAREIT and the ICSC.  Mr. Grimes is a member of the AICPA and the Illinois CPA Society. Previously Mr. Grimes has served on accounting subcommittees of National Council of Real Estate Investment Fiduciaries (NCREIF) and Pension Real Estate Association (PREA).

DENNIS K. HOLLAND General Counsel and Secretary since November 15, 2007 Age 56

Dennis K. Holland joined us as General Counsel and Secretary on November 15, 2007.  Prior to that time he served as Associate Counsel in The Inland Real Estate Group, Inc. (TIREG) law department.  Mr. Holland joined TIREG in December 2003.  Mr. Holland is involved in all aspects of our business, including real estate acquisitions and financings, sales, securities laws, corporate governance matters, leasing and tenant matters, litigation management and manages our law department.  He received his B.S. in Economics from Bradley University in 1974 and a J.D. from the John Marshall Law School in 1979.  Mr. Holland is licensed to practice law in Illinois.  Prior to joining TIREG, Mr. Holland served as Deputy General Counsel with Heller Financial, Inc. and in a business role with GE Capital following its acquisition of Heller Financial.

SHANE C. GARRISON Chief Investment Officer since November 15, 2007 Age 39

Shane C. Garrison joined Inland U.S. Management LLC, one of our property management companies, in 2004.  As Vice President of Asset Management and a member of IREIC’s senior advisory committee, he spearheaded our development and joint venture initiatives.  On November 15, 2007, Mr. Garrison was appointed Chief Investment Officer.

Previously, Mr. Garrison was head of asset management for ECI Properties, responsible for its real estate portfolio, which included industrial and retail properties. Prior to ECI Properties, he was the general manager of the Midwest region for Circuit City.

He has an MBA in Real Estate Finance from DePaul University in Chicago and a B.S. in Business Administration from Illinois State University.  He is an active member of the Urban Land Institute (ULI), NAREIT and the ICSC.

NIALL J. BYRNE Vice President and President of Property Management since November 15, 2007 Age 52

Niall J. Byrne joined us as Vice President and President of Property Management on November 15, 2007.  Mr. Byrne is responsible for the oversight of all the property management functions for our portfolio of over 300 properties, which aggregate to approximately 46 million square feet.  In 2005, he joined Inland Holdco Management LLC as a Senior Vice President of the property mangers, providing management and leasing services to us.  As a member of IREIC’s senior advisory committee, he was involved in our development, acquisitions and joint venture initiatives.  On November 15, 2007, Mr. Byrne was appointed president of property management.

Previously, Mr. Byrne was Vice President of Asset Management of a large commercial and residential portfolio of properties at American Landmark Properties, Ltd.  Prior to joining American Landmark Properties, Ltd., Mr. Byrne was Senior Vice President/Director of Operations for Providence Management Company, LLC (PMC Chicago).  At PMC Chicago, he oversaw all aspects of property operations, daily management and asset management functions for an 8,000-unit multi-family portfolio.  He also has over fifteen years real estate experience with the Chicago-based Habitat Company and with American Express/Balcor.

Mr. Byrne received his B.S. in Accounting from DePaul University.  He holds an Illinois CPA Certificate and Illinois Real Estate sales license and has five years public accounting experience. He is a member of the NAREIT and the ICSC.

JAMES W. KLEIFGES Chief Accounting Officer since November 15, 2007 Age 58

James W. Kleifges became our Chief Accounting Officer on November 15, 2007.  In March 2007, he joined IREIC as Chief Accounting Officer of Inland Western Retail Real Estate Advisory Services, Inc., our former business manager/advisor.  From January 2005 through February 2007, Mr. Kleifges was Vice President, Chief Financial Officer, Treasurer and Assistant Secretary of Inland Retail Real Estate Trust, Inc., an affiliate until its merger with a third party in February 2007, a transaction valued in excess of $6 billion.  From August 2004 through December 2004, Mr. Kleifges was the Vice President, Corporate Controller for Inland Retail Real Estate Advisory Services, Inc.  From April 1999 to January 2004, Mr. Kleifges was Vice President/Corporate Controller of Prime Group Realty Trust, an office and industrial real estate investment trust based in Chicago, Illinois, with assets in excess of $1 billion.  Prior to Prime Group, Mr. Kleifges held senior financial and operational positions in various private and public real estate companies located in Chicago, Illinois and Denver, Colorado.  Mr. Kleifges also was a Senior Manager with KPMG in Chicago, Illinois completing a career in public accounting from June 1972 to December 1982.  Mr. Kleifges earned his B.A. in Accounting from St. Mary’s University in Winona, Minnesota and has been a Certified Public Accountant since 1974.  Mr. Kleifges is a member of the Illinois Society of Certified Public Accountants.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The following discussion and analysis is set forth with respect to the compensation and benefits for the Company’s Chief Executive Officer, Chief Financial Officer and the other three officers included in the “Summary Compensation Table” included herein (together, the Company’s “Named Executive Officers”) for the Company’s fiscal year ended December 31, 2008 (“fiscal 2008”).

The compensation and benefits payable to the Named Executive Officers are established by the Board of Directors of the Company (the “Board”) with the assistance of the Executive Compensation Committee of the Board (the “Committee”).  The Committee is currently comprised of Frank A. Catalano, Jr. (Chairman), Brenda G. Gujral, Richard P. Imperiale, and Barbara A. Murphy.  Each of Messrs. Catalano and Imperiale and Ms. Murphy (but not Ms. Gujral) is (i) an “independent” director within the meaning of the New York Stock Exchange’s listing standards, (ii) a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and (iii) an “outside director” within the meaning of the regulations promulgated pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended.

•                  The Committee operates under a written charter (the “Charter”) adopted by the Board.  A copy of the Charter is available at www.inlandwestern.com under “Corporate Governance.”  Pursuant to the Charter, the Committee is charged with reviewing and approving the Company’s compensation philosophy and is responsible for assuring that the officers and key management personnel of the Company and its subsidiaries are effectively compensated in terms that are motivating, internally equitable and externally competitive.  Pursuant to its Charter, the Committee’s function is to:

•                  review (in consultation with management or the Board), recommend to the Board for approval and evaluate the compensation plans, policies and programs of the Company, especially those regarding executive compensation;

•                  determine the compensation of the chief executive officer and all other executive officers of the Company; and

•                  produce an annual report on executive compensation for inclusion in the Company’s proxy materials in accordance with applicable rules and regulations.

Objectives and Structure of Our Compensation Program

The primary objectives of our executive compensation programs are:  (i) to attract, retain and reward experienced, highly-motivated executives who are capable of leading us effectively and contributing to our long-term growth and profitability, (ii) to motivate and direct the performance of management with clearly-defined goals and measures of achievement, and (iii) to align the interests of management with the interests of our stockholders.

We attempt to achieve our objectives through offering the opportunity to earn a combination of cash and equity-based compensation to provide appropriate incentives for our executives.  Executive officers are eligible to receive a combination of (i) annual base salary, (ii) annual cash incentive compensation (part of which is based upon achievement of certain objective Company performance criteria, and part of which is discretionary (“incentive compensation”)) and (iii) option grants under our Stock Incentive Plan.  Each of the Named Executive Officers participates in the same benefits programs available to all of our employees:  health and dental insurance; group term life insurance; short-term disability coverage; and tax-qualified 401(k) plan.  The Company does not provide additional perquisites to the Named Executive Officers.  For 2008, these elements were set forth in employment agreements between the Company and the Named Executive Officers and are summarized below.  The Committee did not engage a compensation consultant for 2008 and does not currently plan to for 2009.

When we were initially formed in 2003, we did not have any employees. Instead, we had agreements with related parties who provided all of our services and employees in exchange for fees. At that time, those related parties compensated their employees, including each of the Named Executive Officers from the time they started their employment with such related parties.  We were not a part of any compensation decisions or arrangements. On November 15, 2007, we acquired those related parties and hired substantially all of those employees who were employed by those related parties and provided services to us in a transaction referred to as the internalization. As part of the internalization, we entered into employment agreements with four of our executive officers, including Michael J. O’Hanlon, our Chief Executive Officer and President, Steven P. Grimes, our Chief Operating Officer and Chief Financial Officer, Shane C. Garrison, our Chief Investment Officer, and Niall J. Byrne, our Vice President and President of our property management companies.  The term of our initial employment agreements with each of the individuals listed above began on November 15, 2007, the closing date of the internalization.  The employment agreements provided that each Named Executive Officer was to receive a salary but made no provision for an incentive compensation or equity compensation.  Accordingly, no incentive compensation or equity compensation was paid by the Company to our Named Executive Officers for 2007; however, the prior employer of each of the Named Executive Officers made incentive compensation payments to them for 2007 which were not reflected in the Company’s proxy statement and annual report on Form 10-K.  For 2007, we had an oral agreement with Dennis K.  Holland, our general counsel and secretary, with respect to his employment.

In late 2007, our Board established the Committee. In February 2008, the Board adopted a charter for the Committee and it began meeting to examine and establish compensation programs for our chief executive officer and other executive officers.

As a part of these efforts, the Committee examined the objectives of the compensation program.  Based on the recommendation of the Committee, we determined to enter into new employment agreements for 2008 with each of the Named Executive Officers that would contain a combination of cash and equity-based compensation that the Committee believed would meet the objectives of our executive compensation program set forth above.  While the Committee informally compared compensation against peer group data to gain a sense of current market compensation, no benchmarking was used.  The peer group selected by the Committee consists of the following nine publicly-traded REITs with a substantial retail shopping center portfolio:

Developers Diversified Realty Corporation	Inland Real Estate Corporation
Regency Centers Corporation	Kimco Realty Corporation
Cedar Shopping Centers, Inc.	Ramco-Gershenson Properties Trust
Equity One, Inc.	Weingarten Realty Investments
Federal Realty Investment Trust

The agreements use a combination of base salary, incentive compensation, annual long-term equity awards in the form of stock options and other benefits noted above.  In establishing base salaries for 2008, the Committee considered present compensation, market competitiveness in relation to the Company’s performance and capital structure, the roles, responsibilities and performance of each of the Named Executive Officers, the contribution of each of the Named Executive Officers to the Company’s business, an analysis of job requirements, and the prior experience and accomplishments of each of the Named Executive Officers.  Incentive compensation required pursuant to the employment agreements generally has two elements.  The first element is performance-based and awards are dependent on the Company’s achieving specific levels of FFO (as noted in the description of each Named Executive Officer’s agreement set forth below, except for Mr. Garrison, whose incentive compensation is based on equity deployed for development projects).  As used herein, “FFO” means funds from operations (as defined by the National Association of Real Estate Investment Trusts), excluding the performance of our common and preferred stock portfolio and as further defined in each employment agreement.  The Company considers FFO to be a meaningful performance measure because it excludes various items in net income (such as gains on sales of operating properties and gains and losses, including impairment charges, of our marketable securities portfolio over which an Inland affiliate, who is a registered investment advisor, has full discretionary authority) that may not be indicative of the operating performance of the Company.  Because the performance criteria were not met, the Company did not pay any incentive compensation under this category for fiscal 2008 to any of the Named Executive Officers (except Mr. Garrison).  The second element is discretionary incentive compensation (except for Mr. Garrison, who was only eligible for incentive compensation based on equity deployed for development projects).  This feature allows the Company to reward achievement and effort by a Named Executive Officers, even if the Company is unable to achieve certain performance goals, especially if such inability is related to a general or industry economic decline which cannot be influenced by the efforts of individuals.  Discretionary incentive compensation also assists in the Company’s efforts to retain outstanding executive officers.  As noted below, the Company awarded discretionary incentive compensation to each of the Named Executive Officers for fiscal 2008, except for Mr. Garrison.  Finally, the Committee views the granting of stock options as a means of aligning management and stockholder interests, providing incentives and rewarding management’s long-term perspective, and retaining the services of the Named Executive Officers.  As with a portion of the annual incentive compensation, grants of options under our agreements with the Named Executive Officers are conditioned upon achievement by the Company of certain specific performance goals.  As those goals were not met in fiscal 2008, no options were awarded to the Named Executive Officers in fiscal 2008.  The proportions of these elements in each employment agreement was determined by the Committee in its discretion, considering, among other things, the prevailing practices in the marketplace, including the peer group, and the historical compensation by the Company and the prior employers of the Company’s Named Executive Officers.

In August 2008, the Company finalized new employment agreements for all of the Named Executive Officers for 2008 and executed each employment agreement on August 15, 2008 retroactive to January 1, 2008.  The term of each of the new employment agreements ended on December 31, 2008, with the exception of the Mr. Holland’s employment agreement, which continues, unless earlier terminated, until December 31, 2009.  Each Named Executive Officer (other than Mr. Holland) is currently working as an at-will employee with the same base salary as contained in his 2008 employment agreement.  The Committee has not determined whether the Company should enter into new employment agreements for 2009 or whether to continue the present at-will arrangement.  If the Committee does determine to enter into new employment agreements for 2009, the terms of such employment agreements may vary from the terms of the 2008 employment agreements and may be retroactive.  The following is a summary of each Named Executive Officer’s employment agreement in effect for 2008.

Michael J. O’Hanlon. Under the terms of Mr. O’Hanlon’s employment agreement, we agreed to pay Mr. O’Hanlon, our Chief Executive Officer and President, a base salary of $450,000 per year. In addition to a base salary, we may pay Mr. O’Hanlon annual incentive compensation of up to 50% of his base salary. One half of such incentive compensation, a discretionary cash bonus, is payable at the discretion of the Chairman of the Board, with the approval of the Committee and our Board; the other half of such incentive compensation shall be determined based on our performance measured to either a high, target or threshold level of performance.  Performance is measured by growth in our FFO, per fully-diluted share, compared to the FFO growth of our peer group. For example, if our FFO growth rate is equal to or greater than 130% of the median FFO growth rate for our peer group, Mr. O’Hanlon will be entitled to receive 25% of his base salary as this portion of his incentive compensation. Alternatively, if we achieve a target level of FFO growth per fully-diluted share, Mr. O’Hanlon will be entitled to receive 15% of his base salary. If we achieve a threshold level of FFO growth per fully-diluted share, Mr. O’Hanlon will be entitled to receive 10% of his base salary. In addition, if we achieve a threshold level of FFO growth per fully-diluted share, we will grant Mr. O’Hanlon a stock option award from which he will be entitled to purchase 15,000 shares of Company stock at market value on the date of grant, subject to certain restrictions.

Steven P. Grimes. Under the terms of Mr. Grimes’ employment agreement, we agreed to pay Mr. Grimes, our Chief Operating Officer and Chief Financial Officer, a base salary of $375,000 per year. In addition to a base salary, we may pay Mr. Grimes annual incentive compensation of up to 50% of his base salary. One half of such incentive compensation, a discretionary cash bonus, is payable at the discretion of the  Chief Executive Officer and President, with the approval of the Committee and the Board; the other half of such incentive compensation shall be determined based on our performance measured to either a high, target or threshold level of performance. For example, if our FFO growth rate is equal to or greater than 130% of the median FFO growth rate for our peer group, Mr. Grimes will be entitled to receive 25% of his base salary. Alternatively, if we achieve a target level of FFO growth per fully-diluted share, Mr. Grimes will be entitled to receive 15% of his base salary. If we achieve a threshold level of FFO growth per fully-diluted share, Mr. Grimes will be entitled to receive 10% of his base salary. In addition, if we achieve a threshold level of FFO growth per fully-diluted share, we will grant Mr. Grimes a stock option award from which he will be entitled to purchase 12,500 shares of Company stock at market value on the date of grant, subject to certain restrictions.

Dennis K. Holland. Under the terms of Mr. Holland’s employment agreement, we agreed to pay Mr. Holland, our General Counsel and Secretary, a base salary of $265,000 per year. In addition to a base salary, we may pay Mr. Holland annual incentive compensation of up to 20% of his base salary (25% for 2009). One half of such incentive compensation, a discretionary cash bonus, is payable at the discretion of the Chief Executive Officer and President, with the approval of the Committee and the Board; the other half of such incentive compensation shall be determined based on our performance measured to either a high, target or threshold level of performance. For example, if our FFO growth rate is equal to or greater than 130% of the median FFO growth rate for our peer group, Mr. Holland will be entitled to receive 10% of his base salary. Alternatively, if we achieve a target level of FFO growth per fully-diluted share, Mr. Holland will be entitled to receive 7.5% of his base salary. If we achieve a threshold level of FFO growth per fully-diluted share, Mr. Holland will be entitled to receive 5% of his base salary. In addition, if we achieve a threshold level of FFO growth per fully-diluted share, we will grant Mr. Holland an annual stock option award from which he will be entitled to purchase 3,500 shares of Company stock at market value on the date of grant, subject to certain restrictions.

Shane C. Garrison. Under the terms of Mr. Garrison’s employment agreement, we agreed to pay Mr. Garrison, our Chief Investment Officer, a base salary of $250,000 per year. In addition to a base salary, we may pay Mr. Garrison incentive compensation to be payable at the end of each fiscal quarter in accordance with the following: (1) $0 - $50M equity deployed for development projects: 15 basis points (“bps”) (10 bps paid current with funding; 5 bps held for eighteen (18) months); (2) $50.1 - $100M equity deployed for development projects: 10 bps (7.5 bps paid current with funding; 2.5 bps held for eighteen (18) months); or (3) $100.1M and over equity deployed for development projects: 5 bps paid current with funding. In addition, if we achieve a threshold level of FFO growth per fully-diluted share, we will grant Mr. Garrison a stock option award from which he will be entitled to purchase 2,500 shares of Company stock at market value on the date of grant, subject to certain restrictions.

Niall J. Byrne. Under the terms of Mr. Byrne’s employment agreement, we agreed to pay Mr. Byrne, our President of Property Management, a base salary of $250,000 per year. In addition to a base salary, we may pay Mr. Byrne annual incentive compensation of up to 25% of his base salary. One half of such incentive compensation, a discretionary cash bonus, is payable at the discretion of the Chief Executive Officer and President, with the approval of the Committee and the Board; the other half of such incentive compensation shall be determined based on our performance measured to either a high, target or threshold level of performance. For example, if our FFO growth rate is equal to or greater than 130% of the median FFO growth rate for our peer group, Mr. Byrne will be entitled to receive 12.5% of his base salary. Alternatively, if we achieve a target level of FFO growth per fully-diluted share, Mr. Byrne will be entitled to receive 10% of his base salary. If we achieve a threshold level of FFO growth per fully-diluted share, Mr. Byrne will be entitled to receive 7.5% of his base salary. In addition, if we achieve a threshold level of FFO growth per fully-diluted share, we will grant Mr. Byrne a stock option award from which he will be entitled to purchase 1,500 shares of Company stock, at market value on the date of grant subject to certain restrictions.

Each individual stock option award grant described above, if granted, shall vest 20% on each successive yearly anniversary of such grant date.

In determining the discretionary portion of the annual incentive compensation for each Named Executive officer for fiscal 2008, the Committee generally considered a number of factors on a subjective basis, including, but not limited to, (i) the scope of the officer’s responsibilities within the Company; (ii) the experience of the officer within our industry and at the Company; (iii) performance of the Named Executive Officer and his or her contribution to the Company; (iv) a material portion of the loss for 2008 was recorded in the securities investment account which is not managed by any of the Named Executive Officers, (v) the Company’s financial budget and general wage level throughout the Company for fiscal 2008; (vi) a review of historical compensation information for the individual officer; (vii) a subjective determination of the compensation needed to motivate and retain that individual; (viii) the recommendations of the Chief Executive Officer (and the recommendation of the Chairman of the Board with respect to the Chief Executive Officer); (ix) data regarding compensation paid to officers with comparable titles, positions or responsibilities at REITs that are approximately similar in size to the Company, and (x) general industry and market conditions and their impact upon the ability of the Company to achieve objective performance goals and the time commitment required of the Named Executive Officers.  An officer’s target compensation is not mechanically set to be a particular percentage of the peer group average; although as noted the Committee does review the officer’s compensation relative to the peer group to help the Committee perform the subjective analysis described above.  Peer group data is not used as the determining factor in setting compensation for the following reasons:  (a) the average actual compensation for comparable officers at the peer companies may be the result of a year of over performance or under performance by the peer group (i.e., historically, the Company has not had access to the target compensation set for the peer group, but only to the actual compensation paid, so setting target compensation strictly by reference to actual compensation data for peers would be inappropriate); and (b) the Committee believes that ultimately the decision as to appropriate target compensation for a particular office should be made based on the full review described above.  The Committee also reviews competitive market compensation data for the peer group.

This year, because target levels of FFO were not achieved, that portion of the annual incentive compensation based upon performance of the Company was not paid to any Named Executive Officer for fiscal 2008 (except for Mr. Garrison, as noted above), and none of the Named Executive Officers was awarded a stock option grant for fiscal 2008.  The Committee and the Board recognized, however, that each of the Named Executive Officers had given extraordinary time and effort to his job in extremely difficult economic circumstances.  The Committee also believed it to be appropriate to keep the Named Executive Officers motivated and to encourage their retention by limiting the reduction of total compensation paid by the Company to Messrs. O’Hanlon and Grimes in 2008 compared to the total compensation paid by the Company and related company employers to each of them for 2007, and matching or exceeding the compensation paid by the Company for the other Named Executive Officers for 2008 with the total compensation paid to each of them by the Company and related company employers for 2007.  Primarily in view of these factors, the Committee recommended, and the Board approved, based in part on the recommendation of the Chairman of the Board with respect to the Chief Executive Officer, and the Chief Executive Officer with respect to the remaining Named Executive Officers, that the incentive compensation payable to each of the Named Executive Officers be limited to discretionary cash bonus portion of the incentive compensation payable under his employment agreement (other than Mr. Garrison).  Even though the Committee believes that higher incentive compensation may be warranted based on the exceptional service of each of the Named Executive Officers in the table below in a difficult economic climate, it also believes that the incentive compensation should be limited by the terms of the Named Executive Officer’s employment agreements to have them share the sacrifice being made by the shareholders of the Company.  The chart below sets forth the amount of discretionary incentive compensation paid to each of the Named Executive Officers (other than Mr. Garrison):

Name	Amount of Discretionary Incentive Compensation	Incentive Compensation as a Percentage of Base Salary
Michael J. O’Hanlon	$112,500	25%
Steven P. Grimes	93,750	25%
Dennis K. Holland	26,500	10%
Niall J. Byrne	31,250	12.5%

Pursuant to his employment agreement, Mr. Garrison received incentive compensation of $46,126 for 2008.

Compensation on Termination of Employment.  The employment agreements with each of the Named Executive Officers provides for certain payments upon termination of such individuals, including upon termination following a change in control of the Company.  These provisions are designed to promote stability and continuity of senior management, and, in the event of a threatened takeover, help senior management remain focused on completing a transaction that is likely to maximize shareholder value.  The Committee believes such compensation is in line with similar provisions in agreements at other companies.  Additional information describing these provisions and the amounts payable thereunder is set forth under the caption “Potential Payments Upon Termination or Change in Control” elsewhere herein.

Section 162(m).  The SEC requires that this report comment upon the Company’s policy with respect to Section 162(m) of the Internal Revenue Code of 1986, as amended, which limits the deductibility on the Company’s tax return of compensation over $1 million to any of the Named Executive Officers of the Company, unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by the Company’s stockholders.  The Company believes that, because it qualifies as a REIT under the Code and pays dividends sufficient to minimize federal income taxes, the payment of compensation that does not satisfy the requirements of Section 162(m) will generally not affect the Company’s net income.  To the extent that compensation does not qualify for a deduction under Section 162(m), a larger portion of stockholder distributions may be subject to federal income taxation as dividend income rather than return of capital.  The Company does not believe that Section 162(m) will materially affect the taxability of stockholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each stockholder.  For these reasons, the Compensation Committee’s compensation policy and practices are not directly guided by considerations relating to Section 162(m).

Executive Compensation Committee Report

The Executive Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Executive Compensation Discussion and Analysis be included in this Annual Report on Form 10-K.

Submitted by the Executive Compensation Committee

Frank A. Catalano, Jr. (Chairman)

Brenda G. Gujral

Richard P. Imperiale

Barbara A. Murphy

Summary Compensation Table

The following table sets forth information with respect to all compensation paid or earned for services rendered to us by the named executive officers during 2007 and 2008.

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary (2)	Bonus	Awards	Awards	Compensation	Earnings	Compensation (3)	Total
Principal Position (1)	Year	($)	($)	($)	($)	($)	($)	($)	($)

Michael J. O’Hanlon	2008	450,000	112,500	—	—	—	—	—	562,500
Chief Executive Officer and President	2007	50,871	—	—	—	—	—	—	50,871

Steven P. Grimes	2008	375,000	93,750	—	—	—	—	1,000	469,750
Chief Operating Officer and Chief Financial Officer	2007	38,178	—	—	—	—	—	1,000	39,178

Shane C. Garrison	2008	250,000	46,126	—	—	—	—	1,232	297,358
Chief Investment Officer	2007	25,486	—	—	—	—	—	1,000	26,486

Niall J. Byrne	2008	250,000	31,250	—	—	—	—	1,825	283,075
Vice President and President of Property Management	2007	28,659	—	—	—	—	—	1,000	29,659

Dennis K. Holland	2008	265,000	26,500	—	—	—	—	1,797	293,297
General Counsel and Secretary	2007	28,342	—	—	—	—	—	1,000	29,342

(1)              For a description of material terms of employment agreements with each Named Executive Officer see “Compensation Discussion and Analysis.”

(2)              2007 amounts reflect salary paid by us for the period from November 15, 2007 through December 31, 2007.  Each individual became an employee of ours effective November 15, 2007, and was paid a pro-rata portion of their annual salary by us in accordance with the terms of their respective employment agreements.

(3)              Represents company match to 401(k) plan.

Grants of Plan-Based Awards

There were no grants of stock, options or any other plan-based awards made to any named executive officer during 2008.

Outstanding Equity Awards

There were no outstanding options, stock or other equity incentive plan awards held by any named executive officer as of December 31, 2008.

Option Exercises and Stock Vested

There were no exercises of options, SARs or similar instruments, and no vesting of stock, including restricted stock, restricted stock units or similar instruments, by any named executive officer during 2008.

Additional Compensation Tables

All other tables have been omitted because they were not applicable to us in 2008.

Potential Payments upon Termination or Change in Control

In order to attract, motivate and retain quality executives, as part of the employment agreements with the Named Executive Officers for 2008, we agreed to pay certain amounts and provide certain benefits following termination of employment

(including following a change of control) under certain circumstances, as described below. All such agreements terminated on December 31, 2008 (except for Mr. Holland’s agreement, which will terminate on December 31, 2009). Each Named Executive Officer (other than Mr. Holland) is currently working as an at-will employee with the same base salary as contained in his 2008 employment agreement. The Committee has not determined whether the Company should enter into new employment agreements for 2009 or whether to continue the present at-will arrangement. If the Committee does determine to enter into new employment agreements for 2009, the terms of such employment agreements may vary from the terms of the 2008 employment agreements, including with respect to the matters discussed below, and may be retroactive.

Each of such employment agreements were terminable: (i) by the individual upon two weeks written notice to us; (ii) by the individual for good reason, as defined in each of the employment agreements, upon notice to us followed by a 10 day cure period; (iii) by us for any reason without prior written notice; (iv) by us for cause, as defined in each of the employment agreements and described below, effective without prior written notice to the individual unless we were terminating the individual’s employment for reasons relating to a failure to perform the individual’s duties or any material breach of the employment agreement or other agreements or certain of our written policies where we are required to give the individual notice of our intention and allow the individual 10 days to cure; (v) upon death, and (vi) upon a determination of total disability.

If any employment agreement was terminated for cause or voluntarily by any individual described above, we would have paid each individual any accrued base salary, accrued vacation payment, accrued reimbursable expenses and accrued benefits together with any benefits required to be paid or provided under applicable law, but any unvested stock option awards must immediately be forfeited.  If the employment agreement was terminated without cause or by the individual for good reason, we would have paid each individual any: (i) accrued base salary, (ii) accrued vacation payment, (iii) accrued reimbursable expenses; (iv) accrued benefits together with any benefits required to be paid or provided under applicable law; (v) accrued bonus; and (vi) an amount equal to 1.00 times the sum of his then current base salary plus an amount equal to the annual incentive bonus that was paid to him for the fiscal year immediately preceding the year of termination subject to certain restrictions. If the termination without cause or by the individual for good reason occurred within one year of a change of control, as defined in each employment agreement, then in addition to the amounts described in the preceding sentence in (i) through (v), we would have paid the individual an amount equal to 1.5 times the sum of his then current base salary plus an amount equal to the annual incentive bonus that was paid to him for the fiscal year immediately preceding the year of termination plus the aggregate value of each of the annual stock option awards that was granted to him for the fiscal year immediately preceding the year of termination subject to certain restrictions.  If termination was upon death or total disability, we would have paid amounts described in clauses (i) through (v) above.  Payments relating to termination are paid in a lump sum within 15 days of termination (30 days of death or total disability).

If any employment agreement was terminated without cause or upon death or total disability, any unvested annual stock options would have immediately vested. If any employment agreement was terminated for good reason, however, any unvested annual stock options must have been immediately forfeited; provided, however, that if the termination occurred within one year of a change of control, any unvested annual stock options would have immediately vested.

Under each employment agreement, termination for “cause” or upon death or total disability includes all of the following: (i) conduct amounting to fraud, embezzlement, disloyalty or illegal misconduct in connection with the individual’s duties under the employment agreement and as our employee; (ii) conduct that we reasonably believe has brought us into substantial public disgrace or disrepute; (iii) failure of the individual to perform his duties under the employment agreement as reasonably directed by us after providing written notice of the failure to the individual and the individual has failed to cure within 10 days of receiving notice; (iv) gross negligence or willful misconduct by the individual with respect to us, our clients, our employees and our activities; or (v) material breach by the individual of the employment agreement or any other agreement to which the individual and we are a party or any material breach by the individual of any written policy we have adopted concerning conflicts of interest, standards of business conduct or fair employment practices and any other similar matter, provided that we have provided written notice of the breach to the individual and the individual has failed to cure the breach within 10 days of receiving notice.

Under each employment agreement, each individual was also reimbursed for all ordinary and necessary business expenses incurred by the individual in connection with the individual’s duties as described in their employment agreement. Further, each individual was eligible to participate in our retirement benefits, group health and other insurance coverage plans as they are in effect during the term of their employment agreement.

During the term of each employment agreement and for a period of one year following termination, each individual has agreed to certain non-compete and non-solicitation provisions.

The table below was prepared as if the executive’s agreement had been terminated for cause or voluntarily by the executive including under a change of control occurring on December 31, 2008 and as if the executive’s agreement had been terminated without cause or by the executive for good reason, including within one year of a change of control, using the closing price of our common stock as of December 31, 2008.  There can be no assurance that a termination or change of control would produce the same or similar results as those shown below if it occurs on any other date or at any other price.

			Accelerated
			Vesting of
	Payments in		Unvested Equity
	Cash	Benefits	Compensation	Total
Name	($) (1)	($) (2)	($) (3)	($)
Michael J. O’Hanlon
For cause/voluntary resignation	—	—	—	—
Without cause	450,000	—	—	450,000
Resignation for good reason	450,000	—	—	450,000
Without cause/resignation for good reason, within one year of a change of control	675,000	—	—	675,000

Steven P. Grimes
For cause/voluntary resignation	—	—	—	—
Without cause	375,000	—	—	375,000
Resignation for good reason	375,000	—	—	375,000
Without cause/resignation for good reason, within one year of a change of control	562,500	—	—	562,500

Dennis K. Holland
For cause/voluntary resignation	—	—	—	—
Without cause	265,000	—	—	265,000
Resignation for good reason	265,000	—	—	265,000
Without cause/resignation for good reason, within one year of a change of control	397,500	—	—	397,500

Shane C. Garrison
For cause/voluntary resignation	—	—	—	—
Without cause	250,000	—	—	250,000
Resignation for good reason	250,000	—	—	250,000
Without cause/resignation for good reason, within one year of a change of control	375,000	—	—	375,000

Niall J. Byrne
For cause/voluntary resignation	—	—	—	—
Without cause	250,000	—	—	250,000
Resignation for good reason	250,000	—	—	250,000
Without cause/resignation for good reason, within one year of a change of control	375,000	—	—	375,000

(1) Does not include accrued but unpaid base salary, vacation payments, reimbursable expenses or bonus.

(2) Does not include accrued but unpaid benefits.

(3) No equity compensation was outstanding at December 31, 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

All amounts under this heading “Certain Relationships and Related Transactions” are stated in thousands.

An Inland affiliate, who is a registered investment advisor, provides investment advisory services to us related to our securities investment account for a fee (paid monthly) of up to one percent per annum based upon the aggregate fair value of our assets invested.  The Inland affiliate has full discretionary authority with respect to the investment and reinvestment and sale (including by tender) of all securities held in that account, subject to investment guidelines we provide to them.  The Inland affiliate has also been granted power to vote all investments held in the account.  We incurred fees totaling $1,390, $2,107 and $1,961 for the years ended

December 31, 2008, 2007 and 2006, respectively.  As of December 31, 2008 and 2007, fees of $160 and $325, respectively, remained unpaid.  The agreement is non-exclusive as to both parties and is cancellable by providing not less than 180 days prior written notice and specification of the effective date of said termination.  In October 2008, we requested that the investment advisor waive its fees prospectively.  As a result, effective for the period from November 1, 2008 through April 30, 2009, the investment advisor has agreed to waive all fees due.

An Inland affiliate provides loan servicing for us for a monthly fee based upon the number of loans being serviced.  Such fees totaled $405, $562 and $696 for the years ended December 31, 2008, 2007 and 2006, respectively.  As of December 31, 2008 and 2007, none remained unpaid.  The agreement is non-exclusive as to both parties and is cancellable by providing not less than 180 days prior written notice and specification of the effective date of said termination.

An Inland affiliate facilitates the mortgage financing we obtain on some of our properties.  We pay the Inland affiliate 0.2% of the principal amount of each loan obtained on our behalf.  Such costs are capitalized as loan fees and amortized over the respective loan term as a component of interest expense.  For the years ended December 31, 2008, 2007 and 2006, we incurred loan fees totaling none, $873 and $1,051, respectively, to this Inland affiliate.  As of December 31, 2008 and 2007, none of these fees remained unpaid.  The agreement is non-exclusive as to both parties and is cancellable by providing not less than 180 days prior written notice and specification of the effective date of said termination.

We have a property acquisition agreement and a transition property due diligence services agreement with an Inland affiliate.  In connection with our acquisition of new properties, the Inland affiliate will give us a first right as to all retail, mixed use and single-user properties and, if requested, provide various services including services to negotiate property acquisition transactions on our behalf and prepare suitability, due diligence, and preliminary and final pro forma analyses of properties proposed to be acquired.  We will pay all reasonable third party out-of-pocket costs incurred by this entity in providing such services; pay an overhead cost reimbursement of $12 per transaction, and, to the extent these services are requested, pay a cost of $7 for due diligence expenses and a cost of $25 for negotiation expenses per transaction.  We incurred $19, $134 and $363, of such costs for the years ended December 31, 2008, 2007 and 2006, respectively.  None of these costs remained unpaid as of December 31, 2008 and $27 remained unpaid as of December 31, 2007.  The agreement is non-exclusive as to both parties and is cancellable by providing not less than 180 days prior written notice and specification of the effective date of said termination.

We have an institutional investor relationships services agreement with an Inland affiliate.  Under the terms of the agreement, the Inland affiliate will attempt to secure institutional investor commitments in exchange for advisory and client fees and reimbursement of project expenses.  $10, $257 and $137 of such costs have been incurred by us during the years ended December 31, 2008, 2007 and 2006, respectively.  No costs remained unpaid as of December 31, 2008 and 2007, respectively.  The agreement is non-exclusive as to both parties and is cancellable by providing not less than 180 days prior written notice and specification of the effective date of said termination.

An Inland affiliate has a legal services agreement with us, where that Inland affiliate will provide us with certain legal services in connection with our real estate business.  We will pay the Inland affiliate for legal services rendered under the agreement on the basis of actual time billed by attorneys and paralegals at the Inland affiliate’s hourly billing rate then in effect.  The billing rate is subject to change on an annual basis, provided, however, that the billing rates charged by the Inland affiliate will not be greater than the billing rates charged to any other client and will not be greater than 90% of the billing rate of attorneys of similar experience and position employed by nationally recognized law firms located in Chicago, Illinois performing similar services.  For the years ended December 31, 2008, 2007 and 2006, we incurred $500, $897 and $705, respectively, of these costs.  $189 and $141, respectively, of these costs remained unpaid as of December 31, 2008 and 2007.  The agreement is non-exclusive as to both parties and is cancellable by providing not less than 180 days prior written notice and specification of the effective date of said termination.

We have consulting agreements with Daniel L. Goodwin, Robert D. Parks, our chairman, and G. Joseph Cosenza, who each provide us with strategic assistance for the term of their respective agreement including making recommendations and providing guidance to us as to prospective investment, financing, acquisition, disposition, development, joint venture and other real estate opportunities contemplated from time to time by us and our board of directors.  The consultants also provide additional services as may be reasonably requested from time to time by our board of directors.  The term of each agreement runs until November 15, 2010 unless terminated earlier.  We may terminate these consulting agreements at any time.  The consultants do not receive any compensation for their services, but we are obliged to reimburse their ordinary and necessary out-of-pocket business expenses in fulfilling their duties under the consulting agreements.  There were no reimbursements required under the consulting agreements for the years ended December 31, 2008, 2007 and 2006.

We have service agreements with certain Inland affiliates, including our office and facilities management services, insurance and risk management services, computer services, personnel services, property tax services and communications services.  Generally these agreements provide that we obtain certain services from the Inland affiliates through the reimbursement of a portion of their general and administrative costs.  For the years ended December 31, 2008, 2007 and 2006, we incurred $2,814, $3,141 and $1,334, respectively, of these reimbursements.  Of these costs, $209 and $900 remained unpaid as of December 31, 2008 and 2007, respectively.  The services are to be provided on a non-exclusive basis in that we shall be permitted to employ other parties to perform any one or more of the services and that the applicable counterparty shall be permitted to perform any one or more of the services to other parties.  The agreements have various expiration dates but are cancellable by providing not less than 180 days prior written notice and specification of the effective date of said termination.

We sublease our office space from an Inland affiliate.  The lease calls for annual base rent of $496 and additional rent in any calendar year of our proportionate share of taxes and common area maintenance costs.  Additionally, the Inland affiliate paid certain tenant improvements under the lease in the amount of $395 and such improvements are being repaid by us over a period of five years.  The sublease calls for an initial term of five years which expires November 2012 with one option to extend for an additional five years.  None of these costs remained unpaid as of December 31, 2008 and $55 remained unpaid as of December 31, 2007.

Effective May 12, 2009, all related party agreements must be reviewed and approved by the Independent Directors Committee.  Prior to May 12, 2009, all such agreements had to be reviewed and approved by the Audit Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of June 30, 2009, regarding the number and percentage of shares beneficially owned by: (i) each director and nominee; (ii) each named executive officer; (iii) all directors and executive officers as a group; and (iv) any person known to us to be the beneficial owner of more than 5% of our outstanding shares.  As of June 30, 2009, we had over 110,000 shareholders of record and 479,973,251 shares of common stock outstanding.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially owned (2)		Percent Of Class
Robert D. Parks	851,218.8366	(3)	*
Brenda G. Gurjal	128,301.2880		*
Kenneth H. Beard	69,804.9458	(4)	*
Frank A. Catalano, Jr.	7,985.4506	(4)	*
Paul R. Gauvreau	116,231.8440	(4)	*
Gerald M. Gorski	7,129.9255	(4)	*
Richard P. Imperiale	3,332.0000	(5)	*
Kenneth E. Masick	3,332.0000	(5)	*
Barbara A. Murphy	4,500.0000	(4)	*
Michael J. O’Hanlon	—		*
Steven P. Grimes	38,295.0000		*
Shane C. Garrison	—		*
Niall J. Byrne	—		*
Dennis K. Holland	6,207.0000		*
All directors and executive officers as a group (15 persons)	1,236,338.2905		*

Daniel L. Goodwin	31,410,968.8771	(6)	6.5%

*  Less than 1%

(1)        The address of each of the persons listed above is 2901 Butterfield Road, Oak Brook, IL  60523

(2)        Beneficial ownership includes outstanding shares and shares which are not outstanding that any person has the right to acquire within 60 days after the date of this table.  However, any such shares which are not outstanding are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.  Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investing power with respect to all shares beneficially owned by them.

(3)        Includes 41,894.7360 shares owned by trusts for the benefit of Mr. Parks.  Mr. Parks is a control person of these trusts and disclaims beneficial ownership of the shares owned by these trusts.

(4)        Includes 4,500 shares issuable upon exercise of options granted under our independent director stock option plan, to the extent that such options are currently exercisable or will become exercisable within 60 days after the date of this table.

(5)        Includes 3,332 shares issuable upon exercise of options granted under our independent director stock option plan, to the extent that such options are currently exercisable or will become exercisable within 60 days after the date of this table.

(6)        Includes 127,432.5109 shares held jointly by Mr. Goodwin and his spouse.  Also includes 10,312,500.0000, 8,437,500.0000, 215,530.7270 and 52,010.9732 shares of common stock owned by Inland Corporate Holdings Corporation, Inland Funding Corporation, IREIC, and Partnership Ownership Corporation, respectively.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of our outstanding shares, to file statements of beneficial ownership and changes in beneficial ownership of our shares with the SEC and to furnish us with copies of all statements they file. Based solely on a review of the forms we have received and on written representations from certain reporting persons that no such forms were required for them, we believe that during 2008 all Section 16 filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with by such persons.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accounting Fees and Services

The following table sets forth fees for professional audit services rendered by KPMG LLP for the audit of our annual financial statements for 2008 and 2007, and fees for other services rendered by it:

	2008	2007
Audit Fees (1)	$969,000	$964,000
Audit Related Fees (2)	20,000	—
Tax Fees (3)	390,439	308,360

Total Fees	$1,379,439	$1,272,360

(1)         Audit fees include the financial statement audit and internal control over financial reporting audit fees.

(2)         Audit related fees include the review of documents and issuance of accountant’s consent related to documents filed with the SEC.

(3)         Tax fees consist of fees for review of federal and state income tax returns.

The Audit Committee reviewed and approved in advance the terms of and compensation for both audit and nonaudit services to be provided by KPMG LLP. This duty has been delegated to the Chairman of the Audit Committee with any such preapproval reported to the Audit Committee at its next regularly scheduled meeting. Approval of nonaudit services will be disclosed in periodic reports required by Section 13(a) of the Exchange Act. Prohibited non-audit services shall be as set forth in the rules promulgated by the SEC, including: (i) bookkeeping or other services related to the accounting records or financial statements of the audit client; (ii) financial information systems design and implementation; (iii) appraisal or valuation services, providing fairness opinions or preparing contribution-in-kind reports; (iv) actuarial services; (v) internal audit outsourcing services; (vi) management functions or human resources; (vii) broker or dealer, investment advisor or investment banking services; (viii) legal services and expert services unrelated to the audit; and (ix) any other service that the Public Company Accounting Oversight Board prohibits through regulation.

The Audit Committee approved 100% of the fees described above.

Changes in the Company’s Independent Public Accountants

The Audit Committee, in the normal course of business in 2009, completed a review of the Company’s audit and tax services provider.  As part of this review, the Audit Committee requested three-year proposals from each of the “Big Four” national accounting firms. Upon completion of its review, on July 8, 2009, the Audit Committee of the Board of Directors recommended to the Board of Directors, and the Board of Directors approved, the dismissal of KPMG LLP (“KPMG”) as the Company’s principal accountant and the engagement of the accounting firm of Deloitte & Touche LLP (“Deloitte”) as its new principal accountant for the year ending December 31, 2009.  On July 9, 2009, KPMG was dismissed and Deloitte was engaged as the Company’s principal accountant.

During the two fiscal years ended December 31, 2008 and 2007, and the subsequent interim period through July 8, 2009, there were no: (i) disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K) with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction, would have caused them to make reference in connection with their opinion to the subject matter of the disagreement, or (ii) reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

The audit reports of KPMG on the Company’s consolidated financial statements as of and for the years ended December 31, 2008 and 2007, did not contain any adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.  The audit reports of KPMG on the effectiveness of internal control over financial reporting as of December 31, 2008 and 2007 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.  KPMG furnished the Company with a letter addressed to the SEC, which indicated that it agreed with the foregoing statements contained in this and the preceding paragraphs, except that (i) it was not in a position to agree or disagree with the Company’s stated reason for changing principal accountants (ii) it was not in a position to agree or disagree with the Company’s statement that the change was recommended by the Audit Committee of the Company’s Board of Directors and approved by the Board of Directors and (iii) it was not in a position to agree or disagree with the Company’s statement that Deloitte was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or the effectiveness of internal control over financial reporting.

During the fiscal years ended December 31, 2008 and 2007, and the subsequent interim period through July 8, 2009, neither the Company nor anyone on its behalf consulted with Deloitte with respect to (a) the application of accounting principles to a specified transaction either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report was provided to the Company nor oral advice was provided that Deloitte concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue, or (b) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

One or more representatives of Deloitte, our independent registered public accounting firm for 2009, are  expected to be present at the Annual Meeting.  They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.   It is not expected that any representatives of KPMG, our independent registered public accounting firm for 2008, will be present at the Annual Meeting.

MISCELLANEOUS AND OTHER MATTERS

Advance Notice Procedures for Making Director Nominations and Stockholder Proposals

Stockholder proposals for our annual meeting of stockholders to be held in 2010 will not be included in our proxy statement for that meeting unless the proposal is proper for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders and is received by our Secretary at our executive offices located in Oak Brook, Illinois, no later than April 1, 2010.  Stockholders must also follow the procedures prescribed in SEC Rule 14a-8 under the Exchange Act.

If the requirements of our bylaws are not followed, the nomination or proposal presented at an annual meeting of stockholders will be out of order and will not be acted upon. Any stockholder desiring a copy of our bylaws will be furnished one without charge upon written request to our Secretary at our principal executive offices. A copy of our bylaws, as amended, is filed as Exhibit 3.2.1 in our annual report on Form 10-K for the year ended December 31, 2008, filed on March 29, 2009 and is available at the SEC Internet site (http://www.sec.gov).

Multiple Stockholders Sharing an Address

The rules of the SEC permit companies to provide a single copy of an annual report and proxy statement to households in which more than one stockholder resides. This process is known as householding. Stockholders who share an address and who have been previously notified that their broker, bank or other intermediary will be householding their proxy materials will receive only one copy of our proxy statement and Annual Report to Stockholders unless they have affirmatively objected to the householding notice.

Stockholders sharing an address who received only one set of these materials may request a separate copy which will be sent promptly at no cost by writing or calling our Investor Relations department at: Investor Relations, Inland Western Retail Real Estate Trust, Inc., 2901 Butterfield Road, Oak Brook, IL 60523 or by contacting us by telephone at (630) 218-8000. For future annual meetings, a stockholder may request separate annual reports or proxy statements, or may request the householding of such materials, by contacting us as noted above.

Other Matters

As of the date of this proxy statement, the above are the only matters we are aware of that are to be acted upon at the Annual Meeting. If any other matter should come before the Annual Meeting, the persons appointed by your proxy will vote on those matters in accordance with the recommendation of the Board, or, in the absence of such a recommendation, in accordance with their discretion. The affirmative vote of the holders of a majority of the votes cast on any such other matter will be required for approval.

By the order of the Board of Directors,

Dennis K. Holland
Secretary

Oak Brook, Illinois
July 23, 2009

YOUR VOTE IS IMPORTANT. THE PROMPT RETURN OF PROXIES, INCLUDING YOUR PROXIES AUTHORIZED VIA THE INTERNET OR VIA TOUCH-TONE TELEPHONE, WILL SAVE US THE EXPENSE OF FURTHER REQUESTS FOR PROXIES. WE ENCOURAGE YOU TO COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE, OR AUTHORIZE YOUR PROXY VIA THE INTERNET OR VIA TOUCH-TONE TELEPHONE, BEFORE THE MEETING, SO THAT YOUR SHARES WILL BE REPRESENTED AND VOTED AT THE MEETING.

Our 2008 Annual Report on Form 10-K to stockholders includes our financial statements for the fiscal year ended December 31, 2008, and our Quarterly Report on Form 10-Q includes our financial statements for the period ended March 31, 2009. Only the financial statements included in the 2008 Annual Report are part of the material for the solicitation of proxies.

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC. REVOCABLE PROXY FOR ANNUAL MEETING OF STOCKHOLDERS – OCTOBER 13, 2009 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned stockholder of Inland Western Retail Real Estate Trust, Inc., a Maryland corporation (the “Company”), hereby appoints Dennis K. Holland and Steven P. Grimes as proxies for the undersigned, and each of them with full power of substitution, to attend the annual meeting of stockholders to be held at the principal executive offices of the Company located at 2901 Butterfield Road, Oak Brook, Illinois 60523 on October 13, 2009, at 10:00 a.m., Central Time, or any adjournment or postponement thereof to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” EACH OF THE NOMINEES FOR DIRECTOR AND “FOR” EACH OF THE OTHER PROPOSALS. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. (Continued and to be signed on reverse side) PROXY SEE REVERSE SIDE TO VOTE BY MAIL, PLEASE DETACH HERE

Date: , 2009 Signature: Signature (if held jointly): Please sign exactly as your name or names appear hereon. For joint accounts each owner should sign. When signing as executor, administrator, attorney, trustee, guardian or in another representative capacity, please give your full title. If a corporation or partnership, please sign in the name of the corporation or partnership by an authorized officer or person. TO AUTHORIZE YOUR PROXY BY MAIL, PLEASE DETACH HERE TO AUTHORIZE YOUR PROXY BY TELEPHONE OR INTERNET QUICK . . . EASY . . . IMMEDIATE Your telephone or internet proxy authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. AUTHORIZE YOUR PROXY BY PHONE: You will be asked to enter a CONTROL NUMBER which is located in the lower right hand corner of this form. Item 1: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0. The instructions are the same for all remaining items to be voted. When asked, please confirm your vote by pressing 1. AUTHORIZE YOUR PROXY BY INTERNET: THE WEB ADDRESS IS www.proxyvoting.com/INWEST IF YOU AUTHORIZE YOUR PROXY BY PHONE OR INTERNET—DO NOT MAIL THE PROXY CARD. THANK YOU FOR VOTING. OPTION A: To vote as the Board of Directors recommends on ALL proposals; Press 1. OPTION B: If you choose to vote on each proposal separately, press 0. You will hear these instructions: Call . . Toll Free . . On a Touch-Telephone 1-800-868-5614 There is NO CHARGE to you for this call CONTROL NUMBER for Telephone/Internet Proxy Authorization CHECK HERE ONLY IF YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON PLEASE SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED ENVELOPE. Please mark vote as indicated in this example X THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL” OF THE NOMINEES FOR DIRECTOR. PROPOSAL 1: Elect nine directors; 01. KENNETH H. BEARD 06. BRENDA G. GUJRAL 02. FRANK A. CATALANO, JR. 07. RICHARD P. IMPERIALE 03. ROBERT D. PARKS 08. KENNETH E. MASICK 04. PAUL R. GAUVREAU 09. BARBARA A. MURPHY 05. GERALD M. GORSKI FOR ALL EXCEPT (Except nominee(s) written above) FOR ALL WITHHOLD ALL